Exhibit 99.1

September 27, 2005

Federal Home Loan Bank of San Francisco Announces Projected Dividend Rate for Third Quarter 2005

San Francisco -- The Federal Home Loan Bank of San Francisco today announced that, based on the information available to date, the dividend rate for the third quarter of 2005 is projected to be approximately 4.45% (annualized). The Bank expects to calculate and announce the actual dividend rate for the third quarter of 2005 in November, when the Bank files its third quarter 10-Q with the Securities and Exchange Commission.

The projection of the third quarter dividend rate is provided for general informational purposes only. The Bank has not yet closed its books for the third quarter of 2005, and the actual dividend rate may be significantly different as a result of a number of factors.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank serves and is owned by its members--commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Bank's current expectations and speak only as of September 27, 2005. The Bank's actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. In addition, payment of a dividend remains within the discretion of the Bank's Board of Directors and subject to certain regulatory requirements. The Bank undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com